NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES THIRD QUARTER EARNINGS
AND $0.09 PER SHARE CASH DIVIDEND
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, NOVEMBER 3, 2006. Citizens First Bancorp, Inc. (the “Company”)(NASDAQ: CTZN), the holding company for Citizens First Savings Bank (“Citizens First”), today announced that it earned $2.328 million, or $.29 per basic share, for the quarter ended September 30, 2006, as compared to net income of $2.483 million, or $0.32 per basic share, for the quarter ended September 30, 2005. The Company’s book value per share at September 30, 2006 and December 31, 2005 was $20.53 and $20.01, respectively.
Dividends
     On October 26, 2006, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on November 24, 2006 to stockholders of record on November 10, 2006.
Financial Condition
     Total assets increased $124.3 million, or 7.5% to $1.778 billion at September 30, 2006 from $1.654 billion at December 31, 2005, primarily due to an increase of $110.2 million, or 21.6% in the residential real estate portfolio. A significant amount of the residential real estate mortgage growth was due an increase in the volume of adjustable rate mortgages generated from our experienced mortgage loan officers located in the Macomb and Oakland county markets.
     Total liabilities increased $118.8 million, or 8.0%, to $1.604 billion at September 30, 2006 from $1.486 billion at December 31, 2005. Total deposits increased $106.6 million, or 9.9%, from December 31, 2005, primarily due to an increase of $46.6 million in brokered deposits, supplemented by our increased efforts to attract new deposits in the Oakland and Macomb counties. At September 30, 2006, brokered deposits totaled $88.2 million or 7.5% of total deposits. Based on our forecasted loan growth versus the expected deposit growth, management expects that FHLB advances and/or brokered deposits will increase in subsequent periods, depending on which borrowing opportunity makes the most economic sense after analyzing maturity and repricing data and balancing interest rate risk.
     Nonperforming loans totaled $24.9 million at September 30, 2006 compared to $21.4 million at December 31, 2005, an increase of $3.5 million,

or 16.5%. Correspondingly, nonperforming assets as a percentage of total assets increased to 1.61% at September 30, 2006 compared to 1.38% at December 31, 2005. These assets are regularly monitored, have been under the management of our experienced special asset team and workout plans are in place to mitigate any potential losses.
Results of Operations
     Net interest income, before provision for loan losses, for the three months ended September 30, 2006 totaled $13.6 million, an increase of 3.4% as compared to $13.1 million for the same period in the prior year. Net interest income, before provision for loan losses, for the nine months ended September 30, 2006 totaled $40.5 million, an increase of 8.1% as compared to $37.5 million for the same period in the prior year. Due to the competitive nature in attracting new deposits, offering rates increased at a faster rate than market lending rates during the three and nine months ended September 30, 2006 as compared to the previous period. The increased costs of attracting new deposits, an increase in the cost of borrowings and the brokered deposits costs to fund loan growth continued to compress net interest margin, which fell 30 basis points to 3.22% for the three month period and 27 basis points to 3.33% for the nine month period ended September 30, 2006 compared to the same periods in 2005. Management expects continued compression in net interest margin while net interest income is expected to increase slightly due to loan volume through the end of 2006.
     The provisions for loan losses for the three and nine months ended September 30, 2006 were $605,000 and $2.2 million, respectively, as compared to $560,000 and $1.8 million for the same period in the prior year. The changes in the provision for loan losses is thoroughly reviewed and is the result of management’s analysis of the loan loss allowance, current and forecasted economic conditions in the regional markets where we conduct business and historical charge off rates in the overall loan portfolio. Reserves were provided in line with the loan growth and actual net charge offs. The loan loss allowance as a percentage of total loans decreased slightly from 0.94% at December 31, 2005 to 0.90% at September 30, 2006, based upon our detailed analysis of the allowance for loan losses performed at September 30, 2006. The allowance for loan losses as a percentage of nonperforming loans decreased from 63.4% at December 31, 2005 to 57.3% at September 30, 2006 as a result of the increase in nonperforming loans compared to the increase in the allowance for loan losses. The allowance for loan loss analysis includes inherent losses in the loan portfolio. Based on our analysis, we believe that the allowance for loan losses is sufficient to cover potential losses at September 30, 2006.
     Noninterest income for the three and nine months ended September 30, 2006 decreased 29.7% to $1.5 million and 6.6% to $4.5 million compared to $2.1 million and $4.9 million, respectively, for the same periods in the prior year. As discussed in Form 10-Q for the period ending September 30, 2005, the Company sold approximately $62 million in loans and recognized a gross gain of $937,000. Excluding this 3rd quarter 2005 transaction, noninterest income for the three and nine months ended September 30, 2006 would have increased 26.3% and 15.8%, respectively. Trust fees continue to provide additional income as expected, growing $49,000 and $187,000 for the three and nine months ended September 30, 2006, respectively. Management expects trust fees to level off or increase slightly based on forecasts prepared by the trust department. Management remains focused in our efforts to continue the expansion of trust services throughout our branch network and, more specifically, in the Macomb, Lapeer and Oakland counties.
     Noninterest expense for the three and nine months ended September 30, 2006 increased 1.1% to $10.9 million and 9.2% to $33.4 million compared to $10.8 million and $30.6 million, respectively, for the same time periods in the prior year. Compensation, payroll taxes and employee benefits (compensation) increased by $.7 million for the three months ended September 30, 2006 and $3.1 million for the nine months ended September 30, 2006 compared to the same time periods in the prior year. This increase was primarily due to additions in staff for the new banking centers in Lapeer and Macomb counties and staff needed as a result of bringing core and item processing in-house. Office occupancy expense increased $387,000 and $977,000 for the three and nine months ended September 30, 2006, respectively, due to additional banking centers and newly remodeled existing offices. These increases in noninterest expense were offset by decreases for the nine months ended September 30, 2006 in professional fees of $268,000 compared to the same time period in the prior year. We expect professional fees to remain flat or increase slightly through the end of 2006 due to various initiatives that we continue to implement to enhance shareholder value and customer service.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 24 full service-banking centers and 1 loan production office in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	Unaudited
	September 30,	December 31,
	2006	2005
Total cash and cash equivalents	$23,376	$47,591
Securities available for sale	75,578	87,510
Loans held for sale	1,693	2,126
Loans, net	1,573,595	1,425,036
Federal Home Loan Bank Stock	19,326	17,700
Other assets	41,791	38,032
Premises and equipment, net	43,125	36,228

Total Assets	$1,778,484	$1,654,223

Deposits	$1,178,796	$1,072,195
FHLB advances and federal funds purchased	413,593	398,513
Bank line of credit	—	3,950
Other Liabilities	12,041	10,995

Total Liabilities	1,604,430	1,485,653

Stockholders’ Equity	174,054	168,570

Total Liabilities and Stockholders’ Equity	$1,778,484	$1,654,223

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Three Months Ended
	September 30,
	2006	2005
Net Interest Income	$13,552	$13,101

Provision for Loan Losses	605	560

Net Interest Income after provision	12,947	12,541

Total Noninterest Income	1,486	2,114
Total Noninterest Expense	10,901	10,786

Income before Income Taxes	3,532	3,869
Income Tax Expense	1,204	1,386

Net Income	$2,328	$2,483

Net Interest Margin	3.22%	3.52%
Return on Average Assets	0.53%	0.64%
Return on Average Equity	5.40%	5.94%

Basic Earnings Per Share	$0.29	$0.32
Diluted Earnings Per Share	$0.29	$0.31

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Nine Months Ended
	September 30,
	2006	2005
Net Interest Income	$40,491	$37,453

Provision for Loan Losses	2,185	1,820

Net Interest Income after provision	38,306	35,633

Total Noninterest Income	4,535	4,853
Total Noninterest Expense	33,443	30,626

Income before Income Taxes	9,398	9,860
Income Tax Expense	3,166	3,225

Net Income	$6,232	$6,635

Net Interest Margin	3.33%	3.60%
Return on Average Assets	0.48%	0.60%
Return on Average Equity	4.86%	5.34%

Basic Earnings Per Share	$0.78	$0.84
Diluted Earnings Per Share	$0.78	$0.84